UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

89bio, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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142 Sansome Street, Second Floor, San Francisco, California 94104

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2022

To the Stockholders of 89bio, Inc.:

89bio, Inc. (the “Company”) will hold its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 1, 2022, at 9:00 a.m. Pacific Time.  The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/ETNB2022.  The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the two Class III director nominees named in the Proxy Statement to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
(3)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 7, 2022 as the record date.  Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement.  In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 10:00 a.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary.  Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://IR.89bio.com.

By Order of the Board of Directors,

  /s/ Rohan Palekar

Rohan Palekar
Chief Executive Officer and Director

San Francisco, California
April 14, 2022

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting.  You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to Be Held on June 1, 2022.  The Proxy Statement and Annual Report for the year ended December 31, 2021 are available at www.proxyvote.com.

Forward-Looking Statements.  The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions.  All statements, other than statements of historical facts, included in the Proxy Statement are forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement.  Such risks, uncertainties and other factors include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC.  The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References.  Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

Use of Trademarks.  89bio is the trademark of 89bio, Inc. Other names and brands may be claimed as the property of others.

142 Sansome Street, Second Floor, San Francisco, California 94104

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of 89bio, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 1, 2022 at 9:00 a.m. Pacific Time, or at any other time following adjournment or postponement thereof.  You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement.  The proxy materials are first being made available to our stockholders on or about April 14, 2022.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies.  This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting.  If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one.  The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location.  We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting.  Utilizing a virtual meeting format also helps to protect our stockholders and employees in light of the public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic.  In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 7, 2022 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement.  At the close of business on the Record Date, 20,351,384 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder:  Shares Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner:  Shares Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the record date are entitled to participate in and vote at the Annual Meeting.  To participate in the Annual Meeting, including to vote, ask questions and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/ETNB2022, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website.  If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice.  Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct.  We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business.  If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 9:00 a.m. Pacific Time.  Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures.  If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support.  Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)	Election of two Class III director nominees to serve until the 2025 Annual Meeting of Stockholders (“Proposal 1”); and
(2)	Ratification of the selection of KPMG LLP as the Company’s independent auditor for 2022 (“Proposal 2”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts.  Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

How Do I Vote?

Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder:  Shares Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone at 1-800-690-6903.

Beneficial Owner:  Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder:  Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner:  Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine” (which we expect includes Proposal 2).  Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals (which we expect includes Proposal 1), which we refer to as a “broker non-vote.”  Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority.  As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder:  Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card.  However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board.  Your shares will be counted toward the quorum requirement.

Beneficial Owner:  Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and sign and return your voting instruction form without giving specific instructions, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.”  Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder:  Shares Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;
(2)	You may submit new proxy instructions via telephone or the Internet; or
(3)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner:  Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum.  A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote.  Abstentions and broker non-votes will be counted toward the quorum requirement.  If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Votes will be counted by Broadridge Financial Solutions, the Inspector of Elections appointed for the Annual Meeting.

Proposal 1:  Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election.  “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.  Broker non-votes and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election.  Stockholders do not have cumulative voting rights for the election of directors.

Proposal 2:  Ratification of Independent Auditor Selection

The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as our independent auditor.  Abstentions will have the same effect as a vote “AGAINST” the matter.  Broker non-votes, if any, will have no effect on the outcome of the matter.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials.  We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Our employees, officers and directors may solicit proxies in person or via telephone or the Internet.  We will not pay additional compensation for any of these services.

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting.  Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at eight. At the Annual Meeting, the stockholders will vote to elect the two Class III director nominees named in this Proxy Statement to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal.  Our Board has nominated Derek DiRocco, Ph.D. and Lota Zoth, C.P.A. for election to our Board.  Ms. Zoth was recommended for appointment to the Board in June 2020 by a third-party search firm, and Dr. DiRocco has served on our Board since prior to our initial public offering in 2019.

Our director nominees have indicated that they are willing and able to serve as directors.  However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.

Information Regarding Director Nominees and Continuing Directors

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the 2023 Annual Meeting of Stockholders and who were previously elected by stockholders in 2020 (except for Dr. Atkinson, who was appointed to the Board in February 2022); three Class II directors, whose terms expire at the 2024 Annual Meeting of Stockholders and who were previously elected by stockholders in 2021 (except for Ms. LaPorte, who was appointed to the Board in October 2021); and two Class III directors, who are up for election for a term expiring at the 2025 Annual Meeting of Stockholders.

Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name and Current Committee Membership	Class	Age (as of April 14)	Position
Rohan Palekar	Class I	56	Chief Executive Officer and Director
Steven M. Altschuler, M.D.(1)(2)	Class II	68	Independent Chairman
Edward Morrow Atkinson III, Ph.D.(3)(4)	Class I	56	Independent Director
Derek DiRocco, Ph.D.(3)(4)	Class III	41	Independent Director
Gregory Grunberg, M.D.(1)(3)	Class I	49	Independent Director
Michael Hayden, M.B. Ch.B., Ph.D.(2)(4)	Class II	70	Independent Director
Kathleen D. LaPorte(2)(3)	Class II	60	Independent Director
Lota Zoth, C.P.A.(1)(2)	Class III	62	Independent Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
(4)	Member of the Science and Technology Committee (the “Science Committee”)

Class I Directors Continuing in Office

Rohan Palekar.  Mr. Palekar has served as our Chief Executive Officer and a member of our Board since June 2018.  Prior to joining our Company, Mr. Palekar served as the President and Chief Executive Officer of Avanir Pharmaceuticals, Inc., a specialty pharmaceutical company, from December 2015 to July 2017, where he led the company following its acquisition by Otsuka Pharmaceutical Co., Ltd. in 2015.  Mr. Palekar also served as Executive Vice President and Chief Operating Officer in 2015 and as Senior Vice President and Chief Commercial Officer from March 2012 to March 2015.  Prior to Avanir, Mr. Palekar served as Chief Commercial Officer for Medivation, Inc., a biopharmaceutical company, from 2008 to 2011, where he was responsible for all commercial activities, chemistry, manufacturing and controls, medical affairs and public relations functions.  Prior to

Medivation, Mr. Palekar spent over 16 years at Johnson & Johnson (NYSE: JNJ), a diversified healthcare company, in various senior commercial and strategic management roles.  Since 2018, he has served as a trustee for Aim High for High School, a non-profit educational institution, and he currently serves as chair of the board of trustees. Since March 2022, Mr. Palekar has served on the board of directors of Neoleukin Therapeutics, Inc. (Nasdaq: NLTX), a biopharmaceutical company. Mr. Palekar earned his M.B.A. from the Tuck School of Business at Dartmouth College and his B.Com. in Accounting and his L.L.B. in Law from the University of Mumbai.  Mr. Palekar is also a certified Chartered Accountant and a Cost and Management Accountant.

We believe Mr. Palekar is qualified to serve on our Board because of his broad and long experience in the biopharmaceutical industry.

Edward Morrow Atkinson III, Ph.D. Dr. Atkinson has served as a member of our Board since February 2022. Dr. Atkinson has served as Senior Vice President and Head of Commercial Manufacturing and Supply Chain of Vertex Pharmaceuticals Inc. (Nasdaq: VRTX), a pharmaceutical company, since July 2020. Prior to joining Vertex, Dr. Atkinson served in various roles at Bristol-Myers Squibb Co. (NYSE: BMY), a global pharmaceutical company, including as Senior Vice President of Global Manufacturing Operations from September 2019 to June 2020; Vice President and Integration Leader, Corporate Cell Therapy and Global Development and Manufacturing from January 2019 to September 2019; Vice President, Internal Manufacturing, Biologics from June 2017 to January 2019; and Vice President, Biologics Development and Clinical Manufacturing from 2012 to June 2017. Before Bristol-Myers Squibb, he held roles at Cook Pharmica, LLC (now owned by Catalent, Inc.) and Eli Lilly & Co. Dr. Atkinson earned his Ph.D. from Stanford University and his B.S. from Indiana University.

We believe Dr. Atkinson is qualified to serve on our Board because of his extensive experience in the pharmaceutical industry, particularly in pharmaceutical manufacturing.

Gregory Grunberg, M.D.  Dr. Grunberg has served as a member of our Board since April 2018.  Dr. Grunberg has been a Managing Director at Longitude Capital, a healthcare venture capital firm, since February 2012.  Prior to joining Longitude, Dr. Grunberg was a Principal at Rho Ventures, a venture capital firm, where he worked from May 2007 to January 2012.  Dr. Grunberg has served on the board of directors of Kala Pharmaceuticals, Inc. (Nasdaq: KALA), a pharmaceutical company, since April 2016 and also currently serves on the boards of other privately held healthcare companies.  Dr. Grunberg previously served on the board of directors of multiple other healthcare and life sciences companies, a number of which have been acquired and whose products have achieved regulatory approval and commercialization at scale in major markets of unmet need.  Dr. Grunberg is Board Certified in Internal Medicine and maintains a limited clinical practice as well as affiliation with University of California, San Francisco.  Dr. Grunberg earned his M.D. and M.B.A. from Duke University and his A.B. in Economics and English from Amherst College.

We believe Dr. Grunberg is qualified to serve on our Board because of his extensive experience investing in and guiding early phase companies.

Class II Directors Continuing in Office

Steven M. Altschuler, M.D. Dr. Altschuler has served as a member of our Board since March 2020.  Dr. Altschuler has served as Managing Director of Healthcare Ventures at Ziff Capital Partners, a private investment firm, since May 2018.  He previously served as a consultant to the University of Miami Health Care System, a private research university, from September 2017 through December 2017, the Chief Executive Officer of University of Miami Health Care System and Executive Vice President for Healthcare at the University of Miami from January 2016 to September 2017, and the Chief Executive Officer of The Children’s Hospital of Philadelphia (“CHOP”), a hospital focused on pediatric medicine, from April 2000 until June 2015.  Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP and the Perelman School of Medicine at the University of Pennsylvania, including Physician-in-Chief/Chair of Pediatrics and Chief of the Division of Gastroenterology, Hepatology and Nutrition.  Dr. Altschuler has served as a director of WW International, Inc. (Nasdaq: WW), a global wellness company, since September 2012, ImVaX Inc., a biotechnology company, since May 2019, Orchard Therapeutics plc (Nasdaq: ORTX), a global gene therapy company, since January 2020, and Affinivax, Inc., a biopharmaceutical company, since April 2020. He is currently the Chair of the board of directors of AsclepiX Therapeutics LLC and Platelet BioGenesis, Inc., both biotechnology companies.  He previously served as Chair of the board of directors of Spark Therapeutics, Inc. from March 2013 to December 2019.  Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University.

We believe Dr. Altschuler is qualified to serve on our Board because of his extensive experience as a senior executive of various healthcare providers and member of the board of other life science companies.

Michael Hayden, M.B. Ch.B., Ph.D.  Dr. Hayden has served as a member of our Board since April 2018.  Dr. Hayden has served as a Killam Professor at the University of British Columbia, a public research university, since 1983.  He served as Director of the Translational Laboratory in Genetic Medicine at the National University of Singapore and Astar from November 2011 to March 2020.  Dr. Hayden was the President of Global Research and Development and Chief Scientific Officer at Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), a pharmaceutical company, from May 2012 to December 2017, and served as an advisor to Teva from December 2017 to August 2018.  During this time approximately 35 new products were approved in major markets with many for diseases of the CNS such as migraine.  He led the development of the first deuterated drug to be approved by the FDA and the second drug ever to be approved for Huntington disease.  He is also the Founder and a Senior Scientist of the Centre for Molecular Medicine and Therapeutics at the University of British Columbia.  Dr. Hayden has served on the boards of AbCellera Biologics Inc. (Nasdaq: ABCL), a biopharmaceutical company, since October 2019, Ionis Pharmaceuticals, Inc. (Nasdaq: IONS), a biopharmaceutical company, since September 2018, and Xenon Pharmaceuticals Inc. (Nasdaq: XENE), a pharmaceutical company, since November 1996. Dr. Hayden previously served on the board of directors of Aurinia Pharmaceuticals Inc. (Nasdaq: AUPH), a biopharmaceutical company, from 2018 to 2021.  Dr. Hayden received his M.B. Ch.B. in Medicine, Ph.D. in Genetics and Diploma in Child Health from the University of Cape Town.  He received his American Board Certification in both internal medicine and clinical genetics from Harvard Medical School and an FRCPC in internal medicine from the University of British Columbia.

We believe Dr. Hayden is qualified to serve on our Board because of his extensive experience as a senior executive and member of the board of other life science companies.

Kathleen D. LaPorte.  Ms. LaPorte has served as a member of our Board since October 2021.  Ms. LaPorte has served as a member of the board of directors of Phoenix Biotech Acquisition Corp. (Nasdaq: PBAXU), a blank check company, since June 2021, Bolt Biotherapeutics, Inc. (Nasdaq: BOLT), a biotechnology company, since December 2020, and Precipio, Inc. (Nasdaq: PRPO), a cancer diagnostics and reagent technology company, since August 2018, as well as several private biotechnology and biopharmaceutical companies. From July 2014 to July 2016, Ms. LaPorte served in various roles at Nodality Inc., a biotechnology company, including as Chief Executive Officer from July 2015 to July 2016 and Chief Business Officer from July 2014 to July 2015. Prior to that, Ms. LaPorte co-founded HealthTech Capital, an investment group, co-founded New Leaf Venture Partners, an investment fund, and served as general partner of Sprout Group, an investment fund. Ms. LaPorte earned her B.S. in Biology from Yale University and her M.B.A. from the Stanford University Graduate School of Business.

We believe Ms. LaPorte is qualified to serve on our Board because of her experience as an executive, founder and board member focused on life sciences.

Class III Director Nominees

Derek DiRocco, Ph.D.  Dr. DiRocco has served as a member of our Board since April 2018.  Dr. DiRocco has been a partner at RA Capital Management, LLC, an investment advisory firm that invests in healthcare and life science companies, since December 2020 and was previously a principal from December 2017 to December 2020 and an analyst from June 2015 to December 2017 and an associate from July 2013 to June 2015.  Dr. DiRocco earned his Ph.D. in Pharmacology from the University of Washington and his B.A. in Biology from College of the Holy Cross.

We believe Dr. DiRocco is qualified to serve on our Board because of his experience as an investor in biotechnology companies and role in early stage companies.

Lota Zoth, C.P.A.  Ms. Zoth has served as a member of our Board since August 2020.  Ms. Zoth has served as a member of the board of directors and chair of the audit committee of Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company, since November 2016, as chair of the board of directors from September 2019 to January 2022 and as lead director since January 2022. She has served as a member of the board of directors and chair of the audit committee of Lumos Pharma, Inc. (Nasdaq: LUMO) (previously, NewLink Genetics Corporation), a biopharmaceutical company, since November 2012.  She has also served as a member of the board of directors and chair of the audit committee of Inovio Pharmaceuticals, Inc. (Nasdaq: INO), a biotechnology company, since January 2018 and August 2018, respectively.  Previously, she served as a member of the board of Spark Therapeutics, Inc., a gene therapy platform company, from January 2016 to December 2019, Circassia Pharmaceuticals, plc (LON: CIR), a specialty biopharmaceutical company, from February 2015 to February 2019, Orexigen Therapeutics, Inc., a biopharmaceutical company, from April 2012 to May 2019, Aeras, a non-profit product development organization, from November 2011 to October 2018, Hyperion Therapeutics, Inc., a commercial-stage biopharmaceutical company, from February 2008 to May 2015 and Ikaria, Inc., a commercial-stage biopharmaceutical company, from January 2008 to February 2014.  Prior to her retirement, Ms. Zoth most recently served as Senior Vice President and Chief Financial Officer of MedImmune, Inc., a biotechnology company, from April 2004 to July 2007 and as Vice President, Controller & Chief Accounting Officer from August 2002 to April 2004.  Ms. Zoth is a Certified Public Accountant and received her B.B.A. from Texas Tech University.

We believe Ms. Zoth is qualified to serve on our Board because of her experience as a senior executive and member of the board of other life science companies.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the Class III director nominees set forth above.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITOR SELECTION

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022.  In this Proposal 2 we are asking stockholders to vote to ratify this selection. KPMG has served as our independent auditor since 2020. Representatives of KPMG are expected to be present at the Annual Meeting.  They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG as the Company’s independent auditor is not required by law or our bylaws.  However, we are seeking stockholder ratification as a matter of good corporate practice.  If our stockholders fail to ratify the selection, the committee will reconsider its selection.  Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG served as our independent auditor for the year ended December 31, 2021, and the year ended December 31, 2020 (on or after April 17, 2020). Deloitte & Touche LLP (“Deloitte”) served as our independent auditor before April 17, 2020.  The following table summarizes the audit fees billed and expected to be billed by KPMG and Deloitte for the indicated fiscal years and the fees billed by KPMG and Deloitte for all other services rendered during the indicated fiscal years.  All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2021	2020
Audit Fees(1)	$705,400	$633,060
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$705,400	$633,060

(1)

Consists of fees for the audit of our annual financial statements, reviews of quarterly financial statements included in Quarterly Reports on Form 10-Q and services provided in connection with SEC filings, including consents and comment and comfort letters.

(2)	Consists of services associated with consultations on matters directly related to the audit.
(3)	Consists of fees for professional services for tax compliance, tax advice and tax planning.
(4)	Consists of fees for all other services.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent auditor in order to assure that these services do not impair the auditor’s independence.  These procedures generally approve the performance of specific services subject to a cost limit for all such services.  This general approval is reviewed, and if necessary modified, at least annually.  Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or other non-audit services.  The committee does not delegate its responsibility to approve services performed by our auditor to any member of management.  The committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $100,000.  Any approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Recent Changes in Independent Registered Public Accounting Firm

Dismissal of Deloitte

As previously reported on the Current Report on Form 8-K filed with the SEC on April 23, 2020, following a competitive process with several participants, the Audit Committee on April 17, 2020 dismissed Deloitte as the Company’s independent auditor, effective as of that date.  Deloitte’s audit report on our consolidated financial statements for the year ended December 31, 2019, the only year for which Deloitte audited the Company’s financial statements, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  Deloitte expressed no opinion on the effectiveness of the Company’s internal control over financial reporting, as the Company was not required to have, nor did the Company engage Deloitte to perform, an audit of the Company’s internal control over financial reporting.  During the Company’s fiscal year ended December 31, 2019 and the subsequent interim period through (and including) April 16, 2020, there were (i) no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreements in its report on the Company’s consolidated financial statements for such year, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except as set forth in the following sentence.  As previously disclosed under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, during the audit of the consolidated financial statements for the period from January 18, 2018 (inception) to December 31, 2018, the Company reported material weaknesses in its internal controls over financial reporting relating to (1) the lack of employees with sufficient expertise in U.S. generally accepted accounting principles, and (2) the lack of risk assessment procedures.  These issues have been remediated as of December 31, 2020.

Appointment of KPMG LLP

The Audit Committee, on and effective as of April 17, 2020, appointed KPMG as 89bio’s independent auditor for the year ended December 31, 2020.  During the fiscal years ended December 31, 2018 and December 31, 2019 and the subsequent interim periods through April 16, 2020, neither the Company nor anyone acting on its behalf consulted with KPMG, regarding either:  (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with the Company’s management and with KPMG, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.  The Audit Committee has also received the written disclosures and the letter from KPMG pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence.  Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report is provided by the following directors who served on the Audit Committee through the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021:

Steven Altschuler, M.D.
Derek DiRocco, Ph.D.
Michael Hayden, M.B. Ch.B., Ph.D.
Lota Zoth, C.P.A. (Chair)

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG to serve as our independent auditor.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board.  Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website located at https://IR.89bio.com, under “Corporate Governance.”

Board Composition

Director Nomination Process

The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders.  In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms, which it engaged in 2021, to assist it in locating qualified candidates.  The committee does not distinguish between nominees recommended by stockholders and other nominee recommendations.  Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities.  As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates.  If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership, and in assessing Board composition, the Nominating Committee considers a wide range of factors, including directors’ experience, knowledge, integrity, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge).  The committee seeks to balance the experience, skills and characteristics represented on the Board and does not assign specific weight to any of these factors.  In addition, the committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.

Board Diversity

The Nominating Committee seeks to achieve a diversity of occupational and personal backgrounds on the Board, including with respect to gender, race/ethnicity, national background, geography, sexual orientation and age and assesses its effectiveness in this regard in connection with its annual review of the Board’s composition.

The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board.  In this regard, our current Board of eight directors includes two female directors (25%), one director who is racially/ethnically diverse (12%) and one director who identifies as LGBTQ+ (12%).

In accordance with Nasdaq’s recently adopted board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of April 28)
	Female	Male	Non-Binary	Did Not Disclose Gender
Total number of directors – 8	2	6	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Stockholder Recommendations for Directors

It is the Nominating Committee’s policy to consider written recommendations from stockholders for nominees for director.  The committee considers nominees recommended by our stockholders in the same manner as a nominee recommended by our Board members or management.  Any such recommendations should be submitted to the committee as described in the section titled “Stockholder Communications” below and should include the following information:  (i) all information about the nominee that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director, if elected); (ii) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; (iii) the name(s) and address(es) for each stockholder of record and beneficial owner of shares of common stock held in “street name” making the nomination and the number of shares of common stock that are owned beneficially and of record by each such stockholder and beneficial owner of shares of common stock held in “street name”; and (iv) such stockholder’s representation that he or she (or a qualified representative) intends to appear at the meeting to make such nomination.

Board Leadership Structure

Dr. Steven M. Altschuler serves as our independent Chairman while Rohan Palekar serves as our Chief Executive Officer.  Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairman and CEO.  Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business.  At any time when there is not an independent Chairman, the Board will designate one or more independent directors to serve as lead director.

The independent directors have the opportunity to meet in executive session without management present at every regular Board meeting and at such other times as may be determined by the Chairman.  The purpose of these executive sessions is to encourage and enhance communication among independent directors.

The Board believes that its programs for overseeing risk, as described in the “Board Risk Oversight” section below, would be effective under a variety of leadership frameworks.  Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.

Our Board undertook a review of its composition and the independence of each director.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of our current directors listed above under “Information Regarding Director Nominees and Continuing Directors,” with the exception of Rohan Palekar, is an “independent director” as defined under the Nasdaq listing rules.  Mr. Palekar is not an independent director because he is our Chief Executive Officer.  In making such determinations, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.  Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria under the Exchange Act.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee, Nominating Committee and Science Committee, each of which is comprised solely of independent directors with the membership and responsibilities described below.  Members serve on these committees until their resignation or until otherwise determined by our Board.  Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at https://IR.89bio.com, under “Corporate Governance.”

	Audit	Compensation	Nominating	Science
Name*	Committee	Committee	Committee	Committee
Steven Altschuler	X	X
Edward Morrow Atkinson III			X	X
Derek DiRocco			X	X
Gregory Grunberg	X		Chair
Michael Hayden		X		Chair
Kathleen LaPorte		Chair	X
Rohan Palekar
Lota Zoth	Chair	X
# of Meetings in 2021**	4	5	1	1

*Represents current committee membership

** In addition to informal calls and taking action by written consent.

Audit Committee.  The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, effectiveness and independence of the outside auditor.  This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls.  The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Ms. Zoth qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee.  The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our senior officers and directors.  This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives, and setting the officers’ compensation based on those evaluations.  The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.

The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the committee.  The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers.  Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation.  The committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities.  The Compensation Committee engaged Kara Halvorsen Consulting LLC, Aon Hewitt/Radford and Zviran Compensation and Benefit Solutions Ltd. in 2021 to provide advice regarding the amount and form of executive and director compensation.

Nominating Committee.  The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting.  In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters.  The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

Science Committee.  The primary responsibilities of our Science Committee are to review and advise management on clinical and technology operations functions of the Company, as well as identifying and assessing business development opportunities from a scientific and technical perspective.  In addition, the Science Committee is responsible for making recommendations to the Board regarding research and development strategies and opportunities.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy.  Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks.  The committees oversee specific risks within their purview, as follows:

•	The Audit Committee is responsible for overseeing management of risks related to our accounting and financial reporting processes.
•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.
•	The Nominating Committee is responsible for overseeing management or risks related to our operations and corporate governance.
•	The Science Committee is responsible for overseeing management of risks relating to our research and development programs.

Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks.  While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Other Corporate Governance Practices and Policies

Director Attendance

The Board met seven times during the year ended December 31, 2021.  During 2021, each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee.  Directors are encouraged to attend the annual meeting of stockholders.  All of our directors then serving on the Board attended the 2021 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.  These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director.  The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company.  Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate.  In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.

Code of Conduct

Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets, and how to report compliance concerns.

A copy of the code is available on our website located at https://IR.89bio.com, under “Corporate Governance.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules.  Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.

Anti-Hedging Policy

We have a policy that prohibits our employees, officers, directors and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.

Compensation Committee Interlocks

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees.  None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

Non-Employee Director Compensation Policy

We adopted a policy for compensating our non-employee directors with a combination of cash and equity.  Under the policy, each director who is not an employee is entitled to receive cash compensation as set forth below (all such amounts paid in quarterly installments):

Annual Cash Retainers	Amount
Board membership (other than the chairman)	$40,000
Chairman of the Board	$70,000
Additional annual retainers
Chair of the Audit Committee	$15,000
Chair of the other Board committees	$10,000
Member of the Audit Committee	$7,500
Member of the Compensation and Science Committees	$5,000
Member of the Nominating Committee	$4,000

In addition, the Compensation Committee may in its discretion grant equity awards to any or all non-employee directors under the Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”).  Such awards may include: (i) an initial, one-time equity award granted to a new non-employee director upon his or her election to our Board; (ii) equity awards granted to non-employee directors on an annual basis for their service on our Board; and/or (iii) equity awards granted to non-employee directors on an annual basis for their service in a leadership role or on a committee of our Board. During 2021, we made an initial award of 25,000 stock options to Ms. LaPorte, which vest in equal installments on each of the first three anniversaries of the dates of grant, subject to continued service through each such date. In addition, each director who served on the Board during 2021, other than Ms. LaPorte, received an annual grant of 12,500 stock options, which vest in full on the one-year anniversary of the date of grant, subject to continued service through such dates.

We reimburse all necessary and reasonable out-of-pocket expenses incurred by non-employee directors in connection with their service on our Board, subject to any applicable Company policies that may be in effect from time to time.

A non-employee director may decline all or any portion of his or her compensation by giving notice to us prior to, as the case may be, the date cash is to be paid or equity awards are to be granted.

Our Board periodically reviews our director compensation program and may revise the compensation arrangements for our directors from time to time.

Fiscal Year 2021 Non-Employee Director Compensation Table

The following table shows the compensation earned in 2021 by the non-employee directors who served on the Board during such year. Dr. Atkinson is not included in the table below as he joined the Board in February 2022.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Steven Altschuler	$82,500	$217,120	$299,620
Derek DiRocco(2)	56,500	217,120	273,620
Gregory Grunberg(2)	55,000	217,120	272,120
Michael Hayden	57,500	217,120	274,620
Kathleen LaPorte(3)	6,667	349,030	355,697
Anat Naschitz(2)(4)	34,417	217,120	251,537
Lota Zoth	55,000	217,120	272,120

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with FASB Accounting Standards Codification Topic 718) of stock options granted during the year.  A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K, Stock-Based Compensation.  These amounts may not correspond to the actual value eventually realized by the director because the value depends on the market value of our common stock at the time the award is exercised.  As of December 31, 2021, Dr. Altschuler held 59,500 outstanding stock options, of which 20,334 were exercisable, Dr. DiRocco held 26,500 outstanding stock options, of which 10,889 were exercisable, Dr. Grunberg held 26,500 outstanding stock options, of which 10,889 were exercisable, Dr. Hayden held 79,810 outstanding stock options, of which 36,054 were exercisable, Ms. LaPorte held 25,000 outstanding stock options, of which none were exercisable, Ms. Naschitz held 0 outstanding stock options, and Ms. Zoth held 32,500 outstanding stock options, of which 6,667 were exercisable.

(2)	All or a portion of the director’s fees is remitted directly to the investor with which such director is affiliated.
(3)	Ms. LaPorte joined the Board in October 2021.
(4)	Ms. Naschitz left the Board in July 2021.

Directors who are also employees, such as Mr. Palekar, do not receive any compensation for their services as our directors.  The compensation received by Mr. Palekar as our Chief Executive Officer is presented in the 2021 Summary Compensation Table below.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors.  The indemnification agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below.  There are no family relationships among any of our directors or executive officers.

	Age
Name	(as of April 15)	Position
Rohan Palekar(1)	55	Chief Executive Officer and Director
Ram Waisbourd	54	Chief Operating Officer and Chief Business Officer
Ryan Martins	44	Chief Financial Officer
Hank Mansbach, M.D.	56	Chief Medical Officer
Quoc Le-Nguyen	53	Chief Technical Operations Officer and Head of Quality

(1)	For Mr. Palekar’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.

Ram Waisbourd.  Mr. Waisbourd has served as our Chief Operating Officer and Chief Business Officer since May 2018.  Prior to joining our Company, Mr. Waisbourd served as Vice President of Strategy and Transformation, Global Research and Development, at Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), a pharmaceutical company, from November 2016 to April 2018, where he was responsible for Teva research and development strategy, novel pipeline funding transactions and digital initiatives.  Mr. Waisbourd also served as Vice President of Transformational Initiatives and Operations, Global Research and Development at Teva from September 2015 to October 2016 and Senior Director, Chief of the Research and Development Office from August 2012 to August 2015.  Previously, Mr. Waisbourd served as Vice President of Business Development of XTL Biopharmaceuticals Ltd. (Nasdaq: XTLB), a biotechnology company, and as Vice President of Biomedical Investments, an investment fund.  Mr. Waisbourd earned his M.B.A. from Tel-Aviv University and his B.Sc. in Economics from The Wharton School at the University of Pennsylvania.

Ryan Martins.  Mr. Martins has served as our Chief Financial Officer since July 2019 and previously served as consultant since April 2019.  Prior to joining our Company, Mr. Martins was Chief Financial Officer at Revolution Medicines, Inc. (Nasdaq: RVMD), a clinical-stage precision oncology company, from March 2018 to October 2018, where he was responsible for all aspects of the finance function including financial accounting, capital planning, audit, tax and investor relations.  Before Revolution Medicines, Mr. Martins was Vice President and Head of Corporate Strategy and Investor Relations at Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE), a clinical-stage biopharmaceutical company, from September 2015 to March 2018, where he was responsible for strategic planning, capital raising, investor relations and assisting business development.  Prior to Ultragenyx, Mr. Martins spent nearly 10 years as a biotechnology analyst at Jefferies, Lazard (NYSE: LAZ) and Barclays (NYSE: BCS)/Lehman Brothers after holding operating roles at Chiron Corporation from 2001 to 2006.  Mr. Martins earned his B.Sc. in Life Sciences from St. Xavier’s College, a M.S. degree in Biology from Virginia Tech and an M.B.A. from the Haas School of Business at University of California, Berkeley.

Hank Mansbach, M.D.  Dr. Mansbach has served as our Chief Medical Officer since December 2018.  Prior to joining our Company, Dr. Mansbach was at Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE), a clinical-stage biopharmaceutical company, where he served as Head of Global Clinical Development for Metabolic and Neurologic Diseases from June 2018 to December 2018, Vice President of Global Clinical Development and Ultra Programs from March 2017 to June 2018 and Vice President of Medical Affairs from May 2015 to March 2017.  During his time at Ultragenyx, Dr. Mansbach was responsible for leading clinical development programs for metabolic disorders and building and leading the Medical Affairs team.  Before Ultragenyx, Dr. Mansbach served as Vice President of Medical Affairs at Medivation, Inc., a biopharmaceutical company, from August 2009 to April 2015, where he played a key role in the development and commercialization of enzalutamide for the treatment of advanced prostate cancer.  Earlier in his career, Dr. Mansbach served as Senior Vice President of Global Drug Development at Valeant Pharmaceuticals and Chief Medical Officer at Cortex Pharmaceuticals, Inc., both pharmaceutical companies.  Dr. Mansbach began his industry career at Glaxo Wellcome after clinical practice and research in neurology.  He earned his M.D. from Duke University and a B.A. in Philosophy from Yale University.

Quoc Le-Nguyen.  Mr. Le-Nguyen has served as our Chief Technical Operations Officer and Head of Quality since March 2019.  Prior to joining our Company, Mr. Le-Nguyen was Senior Vice President, Global Head of Technical Operations & Quality for Aduro BioTech, Inc., a biotechnology company, from September 2015 to July 2018, where he was responsible for clinical supply including analytical and process development, manufacturing, supply chain and quality for cell therapy, small molecule and antibody platforms.  Prior to Aduro, Mr. Le-Nguyen was the Vice President of Manufacturing Operations for Bayer AG (OTCMKTS: BAYRY) from September 2007 to September 2013, where he was responsible for the Betaferon/Betaseron franchise.  Prior to Bayer, Mr. Le-Nguyen worked in biologics manufacturing for Novartis International AG (NYSE: NVS), Chiron Corporation and BioMarin Pharmaceutical Inc. (Nasdaq: BMRN). Mr. Le-Nguyen earned his B.S. in Biochemistry from the University of California, Davis.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for 2021, which consist of our principal executive officer and the next two most highly-compensated executive officers who served during the year ended December 31, 2021, are:

•	Rohan Palekar, our Chief Executive Officer;
•	Hank Mansbach, our Chief Medical Officer; and
•	Quoc Le-Nguyen, our Chief Technical Operations Officer and Head of Quality.

2021 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for 2021 and 2020.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Rohan Palekar	2021	$565,000	$—	$690,300	$3,392,295	$254,250	$10,157	(2)	$4,912,002
Chief Executive Officer	2020	$530,000	$—	$—	$4,016,641	$331,250	$8,402		$4,886,293
Hank Mansbach	2021	$440,000	$—	$230,100	$1,123,828	$158,400	$4,816	(2)	$1,957,144
Chief Medical Officer	2020	$420,000	$49,106	$—	$1,063,229	$177,778	$3,118		$1,713,231
Quoc Le-Nguyen	2021	$410,000	$—	$230,100	$1,123,828	$154,160	$6,963	(2)	$1,925,051
Chief Technical Operations Officer and Head of Quality(5)	2020	$370,000	$31,114	$—	$1,181,365	$149,185	$5,079		$1,736,743

(1)

Amounts shown in these columns represent the aggregate grant date fair value (calculated in accordance with FASB Accounting Standards Codification Topic 718) of stock awards, based on the most probable outcome of the performance conditions, which was assumed to be maximum performance (for more information, see the table titled “Outstanding Equity Awards at 2021 Fiscal-Year End”), and stock options granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, Stock-Based Compensation. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award vests or is exercised.

(2)	Represents the cost of Company-paid life insurance premiums and, for Messrs. Palekar and Le-Nguyen, 401(k) employer matching contributions.

Outstanding Equity Awards at 2021 Fiscal-Year End Table

The following table sets forth information regarding outstanding equity awards as of December 31, 2021 for each of our NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option Awards (#) Exercisable	Number of Securities Underlying Unexercised Option Awards (#) Unexercisable		Option Award Exercise Price ($)	Option Award Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)
Rohan Palekar	264,250	60,981	(1)	1.93	11/09/2028
	74,385	57,857	(2)	3.11	07/30/2029
	74,375	95,625	(3)	32.50	02/14/2030
	—	203,750	(4)	23.01	02/05/2031
						30,000	(5)	392,100
Hank Mansbach	73,652	24,552	(1)	1.93	01/10/2029
	21,957	17,080	(2)	3.11	07/30/2029
	19,687	25,313	(3)	32.50	02/14/2030
	—	67,500	(4)	23.01	02/05/2031
						10,000	(5)	130,700
Quoc Le-Nguyen	44,693	20,315	(1)	3.11	07/30/2029
	10,348	11,590	(2)	3.11	07/30/2029
	21,875	28,125	(3)	32.50	02/14/2030
	—	67,500	(4)	23.01	02/05/2031
						10,000	(5)	130,700

(1)

Twenty-five percent of the stock option award vested on the one-year anniversary of the employee’s start date (July 16, 2018, in the case of Mr. Palekar, December 17, 2018, in the case of Dr. Mansbach, and March 18, 2019, in the case of Mr. Le-Nguyen) and the remainder vests in equal quarterly installments thereafter, subject to continued service through each such vesting date.

(2)	Twenty-five percent of the stock option award vested on July 23, 2020 and the remainder vests in equal quarterly installments thereafter, subject to continued service through each such vesting date.
(3)

Twenty-five percent of the stock option award vested on February 14, 2021 and the remainder vests in equal quarterly installments thereafter, subject to continued service through each such vesting date.

(4)

Twenty-five percent of the stock option award vested on February 5, 2022 and the remainder vests in equal quarterly installments thereafter, subject to continued service through each such vesting date.

(5)

One-third of the performance-based restricted stock units (each, a “tranche”) was eligible to vest on each anniversary of February 5, 2021 subject to achievement of positive results in the NASH histology study; provided, however, that if the performance condition is not achieved prior to a vesting date, each tranche will remain outstanding and eligible to vest on a subsequent anniversary of February 5, 2021, subject to achievement of the performance condition no later than February 5, 2024. The performance condition was certified as achieved on February 3, 2022 and one-third vested in February 2022 and the remainder will vest in equal installments on February 5, 2023 and February 5, 2024.

Employment Agreements

Mr. Palekar.  During 2021, we were party to an offer letter agreement with Mr. Palekar, effective as of April 15, 2020, pursuant to which he serves as our chief executive officer.  The agreement provides for a base salary, eligibility to receive an annual performance bonus and eligibility to participate in employee benefit or group insurance plans maintained from time to time by the Company.  The agreement also provides for Mr. Palekar’s eligibility to receive awards under the Amended and Restated 2019 Equity Incentive Plan.  The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.”

Dr. Mansbach.  During 2021, we were party to an offer letter agreement with Dr. Mansbach, effective as of April 15, 2020, pursuant to which he serves as our chief medical officer.  The agreement provides for a base salary, eligibility to receive an annual performance bonus and eligibility to participate in employee benefit or group insurance plans maintained from time to time by the Company.  The agreement also provides for Dr. Mansbach’s eligibility to receive awards under the Amended and Restated 2019 Equity Incentive Plan.  The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.”

Mr. Le-Nguyen.  During 2021, we were party to an offer letter agreement with Mr. Le-Nguyen, effective as of April 15, 2020, pursuant to which he serves as our chief technical operations officer and head of quality.  The agreement provides for a base salary, eligibility to receive an annual performance bonus and eligibility to participate in employee benefit or group insurance plans maintained from time to time by the Company.  The agreement also provides for Mr. Le-Nguyen’s eligibility to receive awards under the Amended and Restated 2019 Equity Incentive Plan.  The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.”

Compensation Elements

Base Salary

For 2021, Mr. Palekar’s annualized base salary was $565,000, Dr. Mansbach’s annualized base salary was $440,000, and Mr. Le-Nguyen’s annualized base salary was $410,000, each of which was increased by 4, 5.7, and 6.1 percent, respectively, from the levels in effect during 2020 as part of the annual review process in consultation with Aon Radford, our independent compensation consultant retained by the Compensation Committee of the Board of Directors.  In establishing salary levels, we consider each executive’s individual experience, responsibilities and performance and market data regarding the pay levels of similarly situated executives at our peer companies. We target setting base salaries at or near the median level of similarly situated executives in our peer group, adjusting based on consideration of each executive’s individual experience, responsibilities and performance. Following the 2021 adjustments, each NEO was at or near the median of similarly situated executives using peer company data.

Annual Cash Incentive

For fiscal year 2021, Mr. Palekar, Dr. Mansbach and Mr. Le-Nguyen were eligible to receive annual incentive bonuses determined as a percentage of base salary based upon achievement of pre-established corporate goals related to achieving initiation of the NASH phase 2b study (weighted 25%), topline results of the SHTG POC study (weighted 15%), topline results in connection with the NASH histology cohort Study (weighted 10%), , CMC and manufacturing goals (weighted 25%), target net operating expense of $80,000,000 (weighted 10%), corporate development goals (weighted 10%) and human resources goals (weighted 5%) and, for all NEOs other than Mr. Palekar, individual performance goals related to clinical trials, strategic planning and execution, finance and human resources, business development and investor relations in the case of Dr. Mansbach, and operations, budget, supply availability and compliance, manufacturing scale-up and formulation development in the case of Mr. Le-Nguyen. The corporate goals were weighted 100% for Mr. Palekar and 75% for Dr. Mansbach and Mr. Le-Nguyen and the individual goals were weighted 25% for Dr. Mansbach and Mr. Le-Nguyen. For 2021, the target bonus opportunities were equal to 50%, 40% and 40% of base salary for each of Mr. Palekar, Dr. Mansbach and Mr. Le-Nguyen, respectively.  Following the end of the fiscal year, our Board evaluated the performance of Mr. Palekar, Dr. Mansbach and Mr. Le-Nguyen, and based on Company achievement of the corporate performance goals at 90% and attainment of 90% and 106% of the respective individual performance goals for each of Dr. Mansbach and Mr. Le-

Nguyen, respectively, determined to award bonuses to the named executive officers as disclosed in the Non-Equity Incentive Plan Compensation column of the 2021 Summary Compensation Table above.

Annual Equity Incentive

During 2021, all of our named executive officers received stock option awards and performance-based restricted stock units under the Amended and Restated 2019 Equity Incentive Plan. The performance-based restricted stock units vest in three equal installments on the first, second and third anniversaries of the date of grant subject to achievement of specified milestone events and continued service through each such date. See the table titled “Outstanding Equity Awards at 2021 Fiscal-Year End” for more information with respect to these grants.

Post-Employment Compensation and Change in Control Payments and Benefits

Severance Plan

Pursuant to the terms of the offer letter agreements with the NEOs in place as of the end of the fiscal year, upon a termination without Cause (as defined in the agreements) or a resignation for Good Reason (as defined in the agreements) not in connection with a Change in Control (as defined in the agreements), the NEOs would have been eligible to receive, subject to execution and non-revocation of a release of claims in favor of the Company (the “release condition”), severance equal to 12 months (in the case of Mr. Palekar) or nine months (in the case of the other NEOs) of the base salary as then in effect and payment or reimbursement of a portion of the COBRA premiums for up to 12 months (in the case of Mr. Palekar) or nine months (in the case of the other NEOs), or, if sooner, until eligible for similar coverage through another employer.

If the NEO had been terminated without Cause or had resigned for a Change in Control Good Reason (as defined in the agreements) within 90 days prior to, or 12 months following, the consummation of a Change in Control, then, subject to the Release Condition (as defined in the agreements), the benefits described above would have been provided for 18 months (in the case of Mr. Palekar) or 12 months (in the case of the other NEOs), the benefits would have also included a payment of 1.5 times the Target Bonus (as defined in the agreements) (in the case of Mr. Palekar) or 1.0 times the Target Bonus (in the case of the other NEOs), all Change in Control Severance Benefits (as defined in the agreements) would have been paid in a lump sum, and all outstanding equity awards would have vested in full.

401(k) Plan

We offer eligible employees, including our NEOs based in the United States, the opportunity to participate in our tax-qualified 401(k) plan.  Employees can contribute 1%-100% of their eligible earnings up to the Internal Revenue Service’s annual limits on a before-tax basis.  For every dollar an employee contributes, up to 6% of their compensation, we may contribute 25 cents per dollar, provided that there are no matching contributions in excess of 1.5% of eligible IRS compensation.  Matches provided to our NEOs are reflected in the “All Other Compensation” column of the 2021 Summary Compensation Table above.  Our funds are 100% vested after the completion of one year of service.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common stock as of April 1, 2022 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors;
•	each of our NEOs; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities.  Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table.  To our knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The percentage ownership information shown in the column titled “Percentage of Shares Beneficially Owned” in the table below is based on 20,351,384 shares of our common stock outstanding as of the date of this table.  Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Holders
Entities affiliated with RA Capital(1)	4,965,769	24.4%
Entities affiliated with OrbiMed(2)	3,658,869	18.0%
Entities affiliated with Wellington Management Group LLP(3)	2,150,475	10.6%
Entities affiliated with Longitude Venture Partners III, L.P.(4)	1,210,527	5.9%
Named Executive Officers and Directors
Rohan Palekar(5)	576,872	2.8%
Hank Mansbach(6)	155,002	*
Quoc Le-Nguyen(7)	113,602	*
Steven M. Altschuler(8)	19,500	*
Edward Morrow Atkinson III	—	*
Derek DiRocco(9)	24,361	*
Gregory Grunberg(4)(10)	1,234,888	6.1%
Michael Hayden(11)	224,938	1.1%
Kathleen LaPorte	—	*
Lota Zoth(12)	19,167	*
All Executive Officers and Directors as a group (12 persons)(13)	2,525,673	11.8%

*	Represents beneficial ownership of less than one percent.

(1)

Based on a Schedule 13D filed on June 4, 2021.  Consists of (a) 4,630,405 shares of common stock owned by RA Capital Healthcare Fund, L.P. (the “Fund”) and (b) 335,364 shares of common stock owned by RA Capital Nexus Fund, L.P. (the “Nexus Fund”).  RA Capital Management, L.P. (“RA Capital”) serves as investment adviser for the Fund and the Nexus Fund.  Dr. Peter Kolchinsky and Mr. Rajeev Shah control RA Capital Management GP LLC, the general partner of RA Capital.  The Fund and the Nexus Fund have delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s and the Nexus Fund’s portfolio.  Because the Fund and the Nexus Fund have divested themselves of voting and investment power over the reported securities they hold and may not revoke that delegation on fewer than 61 days’ notice, the Fund and the Nexus Fund disclaim beneficial ownership of the securities they hold for purposes of Section 13(d) of the Act.  As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners of any securities beneficially owned by RA Capital.  Dr. Kolchinsky, Rajeev Shah and RA Capital disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein.  The mailing address for the entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(2)

Based on a Form 4 filed on January 27, 2022.  Consists of (a) 1,829,436 shares of common stock owned by OrbiMed Israel Partners II, L.P. (“OIP II”) and (b) 1,829,433 shares of common stock owned by OrbiMed Private Investments VI, L.P. (“OPI VI”). The business address of OIP II is 89 Medinat Hayehudim St., Building E, Herzliya 4614001, Israel.  OrbiMed Israel GP II, L.P. (“Israel GP II”) is the general partner of OIP II, and OrbiMed Advisors Israel II Limited (“Advisors Israel II”) is the general partner of Israel GP II. Advisors Israel II and Israel GP II may be deemed to have shared voting and investment power over all of the shares of common and convertible preferred stock held by OIP II, and both Advisory Israel II and Israel GP II may be deemed to directly or indirectly, including by reason of their mutual affiliation, be the beneficial owners of the shares held by OIP II. Advisors Israel II exercises this investment power through an investment committee comprised of Carl L. Gordon, David P. Bonita and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OIP II.  The business address of OPI VI is 601 Lexington Avenue, 54th Floor, New York, New York 10022.  OrbiMed Capital GP VI LLC (“OrbiMed GP VI”) is the general partner of OPI VI and OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP VI.  OrbiMed Advisors and OPI VI may be deemed to have shared voting and investment power over all of the shares of common and convertible preferred stock held by OPI VI, and both OrbiMed Advisors and OrbiMed GP VI may be deemed to directly or indirectly, including by reason of their mutual affiliation, be the beneficial owners of the shares held by OPI VI.  OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VI.

(3)

Based on a Schedule 13G filed on January 10, 2022. Consists of (a) 2,150,475 shares of common stock owned by Wellington Management Group LLP, (b) 2,150,475 shares of common stock owned by Wellington Group Holdings LLP, (c) 2,150,475 shares of common stock owned by Wellington Investment Advisors Holdings LLP and (d) 2,033,323 shares of common stock owned by Wellington Management Company LLP. Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The address of each of the entities listed above is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(4)

Based on a Schedule 13D filed on February 7, 2022.  Longitude Capital Partners III, LLC (“LCP III”) is the general partner of Longitude Venture Partners III, L.P. (“LVP III”) and may be deemed to have shared voting, investment and dispositive power over the shares held by LVP III.  Patrick G. Enright and Juliet Tammenoms Bakker are managing members of LCP III and in their capacity as such, may be deemed to exercise shared voting and investment power over the shares held by LCP III and LVP III.  Gregory Grunberg is a member of LCP III.  Each of these individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.  Gregory Grunberg shares in the control of the Company securities held directly or indirectly by LVP III/LCP III due to (a) his beneficial ownership in the

Company’s shares and (b) his position as a director of the Company. The mailing address of Longitude Venture Partners III, L.P. is 2740 Sand Hill Road, 2nd Floor, Menlo Park, CA 94025.
(5)	Includes 555,115 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(6)	Includes 153,032 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(7)	Includes 111,632 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(8)	Consists of 19,500 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(9)	Consists of 24,361 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(10)

Consists of (i) 24,361 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date and (ii) the shares held by entities affiliated with Longitude Capital Partners (see footnote 4 above).

(11)

Includes (a) 77,728 shares of common stock owned by Genworks 2 Consulting Inc., over which Dr. Hayden’s wife has sole voting and investment power and (b) 66,306 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.  The address of Genworks 2 Consulting Inc. is 4484 West 7th Avenue, Vancouver, BC, Canada V6R1W9.

(12)	Consists of 19,167 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(13)	Includes 1,128,006 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2021 we believe that our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act, except that, due to administrative error, one Form 4 to report an option exercise and sale was filed late with respect to Ram Waisbourd.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2021. As of such date, we had outstanding awards under two equity compensation plans:  our Amended and Restated 2019 Equity Incentive Plan and our 2019 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,513,062	$16.46	1,972,714	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,513,062	$16.46	1,972,714	(1)

(1)

Includes 1,428,304 shares available for grant under the Amended and Restated 2019 Equity Incentive Plan, and 544,410 shares available for grant under the 2019 Employee Stock Purchase Plan. Excludes 812,688 and 203,172 shares that were added to our Amended and Restated 2019 Equity Incentive Plan, and our 2019 Employee Stock Purchase Plan, respectively, on January 1, 2022 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year until January 1, 2029 equal to 4% and 1%, respectively, of our outstanding shares as of the preceding December 31 (or such lesser amounts as approved by the Board).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2020, or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000; and
•

any of our directors or executive officers, any holder of more than 5% of any class of our voting capital stock or any member of his or her immediate family had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

We are a party to an investors’ rights agreement, effective as of September 17, 2019 (the “IRA”), with our stockholders who previously held our Series A convertible preferred shares, including our 5% stockholders and entities affiliated with our directors.  The IRA provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Other than the IRA and the compensation arrangements for our named executive officers and directors, which are described elsewhere in the “Executive Compensation” and “Director Compensation” sections of this Proxy Statement, we have not been a party to any related party transaction since January 1, 2020.

Related Person Transaction Policy

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions.  For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the amount involved exceeds $120,000, (ii) the Company or any of our subsidiaries is a participant and (iii) any related person (as defined above) has or will have a direct or indirect interest.  Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.

Under the policy, if a transaction has been identified as a related person transaction, our Audit Committee must review the material facts and either approve or disapprove of the entry into the transaction.  If advance approval of the transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the next regularly scheduled meeting.  In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to avoid activities that create or give the appearance of a conflict of interest, and directors and executive officers must consult and seek prior approval of potential conflicts of interest from the Audit Committee.  In considering related party transactions, our Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third- party under the same or similar circumstances; and
•	the extent of the related person’s interest in the transaction.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.  Such proposals must be received by us as of the close of business (6:00 p.m. Pacific Time) on December 15, 2022 and must comply with Rule 14a-8 of the Exchange Act.  Such proposals may or may not be included in the proxy statement.

As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2023 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered no later than the 10th day after the first public announcement of the date of such annual meeting by the Company.  Therefore, unless the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 1, 2023 and no later than the close of business on March 3, 2023. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.  In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Pacific Time) on April 3, 2023.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2021, until such time as one or more of these stockholders notifies us that they wish to receive individual copies.  This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.  If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (415) 500-4614, and we will promptly deliver the proxy materials to you.  Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including exhibits, on the written or oral request of any stockholder of the Company.  Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call the number above.

89bio 89BIO, INC. 142 SANSOME STREET SECOND FLOOR SAN FRANCISCO, CA 94104 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ETNB2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D80997-P68973 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 89BIO, INC The Board of Directors recommends you vote FOR ALL director nominees listed in Proposal 1 and FOR Proposal 2: 1. Election of Directors: To be elected for terms expiring in 2025. Nominees: 01) Derek DiRocco, Ph.D. 02) Lota Zoth, C.P.A. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 1, 2022: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D80998-P68973 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF 89BIO, INC. The undersigned hereby appoints Rohan Palekar and Ryan Martins, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of 89bio, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (Pacific Time) on June 1, 2022 at www.virtualshareholdermeeting.com/ETNB2022 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S) ON THE REVERSE SIDE OF THIS FORM. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. IN THE EVENT THAT ANY OF THE NOMINEES NAMED ON THE REVSERSE SIDE OF THIS FORM ARE UNAVILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. Continued and to be signed on reverse side